Warsaw, IN . . . March 22, 2004 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES COMPLETION OF BIOMET MERCK JOINT VENTURE ACQUISITION

Biomet, Inc. announced today the successful completion of the agreement with Merck KGaA, Darmstadt, Germany, to acquire Merck’s 50% interest in the Biomet-Merck Joint Venture. As previously announced, Biomet is acquiring Merck’s interest in the Joint Venture for an aggregate purchase price of $300 million in cash. The transaction has now been completed subject only to the receipt of clearance from the competition authorities in certain European jurisdictions.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. Actual results could differ materially from these statements as a result of the factors described in the Company’s Annual Report or Form 10K and it’s other filings with the Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

All of Biomet’s financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.